                                                                                                                        EXHIBIT 12.1
                            PRO-FAC COOPERATIVE, INC.

(Dollars in Thousands)

                                                                                            Fiscal Year Ended
                                                                         -------------------------------------------------------
                                                                         June 30,    June 24,    June 26,    June 27,   June 28,
                                                                           2001        2000        1999        1998       1997
                                                                         --------    --------    --------    --------   --------


Computation Of Ratio Of Earnings To Fixed Charges and
   Preferred Dividends

Income before taxes, dividends and allocation of net
  proceeds from current operations                                       $   1,452   $ 24,661   $ 59,714   $ 24,970   $ 13,620
Deduct - Equity in undistributed earnings of joint venture                  (1,243)         0          0          0          0
Deduct - Equity in undistributed earnings of CoBank                            (97)      (412)      (520)      (715)    (1,143)
                                                                         ---------   --------   --------   ---------  --------
                                                                               112     24,249     59,194     24,255     12,477
Fixed charges:
     Interest expense                                                       85,073     83,511     67,420     30,767     36,473
   Rentals (A)                                                               2,324      2,614      1,996      1,593      1,457
                                                                         ---------   --------   ---------- --------   --------
   Total fixed charges                                                      87,397     86,125     69,416     32,360     37,930
                                                                         ---------    --------  --------   --------   --------
Adjusted earnings before fixed charges                                   $  87,509  $110,374   $128,610   $ 56,615   $ 50,407
                                                                         =========   ========   ========   ========   ========

Preferred dividends                                                      $   7,589   $  6,911   $  6,278   $  5,880   $  5,503
Add - Adjustment to reflect preferred dividends on a pretax basis            4,086      3,721      3,380      3,166      2,835
                                                                         ---------    ------    --------   --------   --------
Preferred dividends on a pretax basis                                       11,675     10,632      9,658      9,046      8,338
Fixed charges                                                               87,397     86,125     69,416     32,360     37,930
                                                                         ---------    -------   --------   --------   --------
         Total                                                           $  99,072   $ 96,757   $ 79,074   $ 41,406   $ 46,268
                                                                         =========    =======   ========   ========   ========
Ratio of earnings to fixed charges and preferred dividends                      (B)     1.1:1      1.6:1      1.4:1      1.1:1
                                                                         =========    =======   ========   ========   ========

Computation of Pro Forma Ratio of Earnings to
   Fixed Charges and Preferred Dividends

Adjusted earnings before fixed charges, as above                         $  87,509   $110,374   $128,610   $ 56,615   $ 50,407
                                                                         =========   ========   ========   ========   ========

Total fixed charges and pretax basis preferred dividends, as above       $  99,072   $ 96,757   $ 79,074   $ 41,406   $ 46,268

Pro forma preferred dividends assuming all "Retains" were converted into preferred stock (retained earnings allocated to members times
   the maximum dividend rate permitted by law of 12 percent)                 1,655      2,671      3,603      4,038      4,070
Add - Adjustments to reflect preferred dividends on a pretax basis             891      1,438      1,940      2,174      2,097
                                                                         ----------   --------  --------   --------   --------
     Total pretax basis preferred dividends                                  2,546      4,109      5,543      6,212      6,167
                                                                         ---------   --------   --------
Pro forma total fixed charges and pretax basis preferred dividends       $ 101,618   $100,866   $ 84,617   $ 47,618   $ 52,435
                                                                         =========   ========   ========   ========   ========

Pro forma ratio of earnings to fixed charges and preferred dividends            (C)     1.1:1      1.5:1      1.2:1         (C)
                                                                         =========   ========   ========   ========   ========

(A) Rentals deemed representative of the interest factor included in rent expense.

(B) In the fiscal year ended June 30, 2001, the earnings were inadequate by $11,563 to cover the amount of fixed charges and pretax preferred dividends.

(C) In the fiscal years ended June 30, 2001 and June 28, 1997, the earnings were inadequate by $14,109 and $2,028, respectively, to cover the amount of fixed charges and pretax basis preferred dividends which would have been declared and paid if all retained earnings allocated to members' retains at the end of each fiscal periods had been converted to preferred stock at the beginning of the period at the maximum dividend permitted by law.

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